EXHIBIT 14.1

802 N. Washington St.

Spokane, WA 99201

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-214711) of our report dated January 16, 2018 on the balance sheets of Strata Oil & Gas Inc. as of December 31, 2016 and 2015, and the related statements of operations and comprehensive income (loss), changes in stockholders’ equity (deficit), and statements of cash flows for each of the three years ended December 31, 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Fruci & Associates II, PLLC

Spokane, Washington

January 16, 2018